Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Third Quarter Results
Revenue Growth and Improved Net Earnings
2013 Guidance: EPS from Continuing Operations, as Adjusted, Increased to $2.65 to $2.70

LAKE FOREST, Ill., October 24, 2013 -- Brunswick Corporation (NYSE: BC) today reported results for the third quarter of 2013:

•	Net sales increased 2 percent versus third quarter 2012.

•	Gross margin was 10 basis points higher versus prior year.

•	Adjusted operating earnings decreased 6 percent from third quarter 2012. On a GAAP basis, operating earnings were up 12 percent.

•
Diluted earnings per common share from continuing operations, as adjusted, of $0.59; a $0.09 increase versus the same period of 2012. On a GAAP basis, $0.61 per diluted share, a $0.37 increase from prior year.

"We anticipated that our third quarter 2013 revenue and operating earnings would present several challenging comparisons to the 2012 third quarter, due to differences in outboard engine backorder trends between years, fiberglass sterndrive boat pipeline inventory reduction activity and investment spending required to execute our strategic goals," said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. "Our businesses performed very well and we met our operational and financial goals for the quarter. Our outstanding performance through the first nine months of 2013 affirms our ability to execute our strategic initiatives and generate solid revenue growth and improved operating earnings.

“Our third quarter gross margin of 26.7 percent represented an increase of 10 basis points from the prior year. Operating expenses increased by 6 percent, due to higher research and development expense and other related expenses primarily associated with company-wide investments in strategic initiatives. Lower net interest expense and a reduced effective tax rate (excluding the impact of restructuring charges, losses on early extinguishment of debt and special tax items) during the quarter also contributed to our higher diluted earnings per common share, as adjusted,” McCoy said.

At the beginning of 2013, the Company announced its intention to exit its Hatteras and CABO boat businesses. On Aug. 5, 2013, the Company completed that sale. The results of these businesses are reported as discontinued operations for all periods presented in this release and all figures reflect continuing operations only, unless otherwise noted.

A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

Third Quarter Results
For the third quarter of 2013, the Company reported net sales of $892.4 million, up from $874.3 million a year earlier. For the quarter, the Company reported operating earnings of $63.6 million, which included $3.1 million of restructuring, exit and impairment charges. In the third quarter of 2012, the Company had operating earnings of $56.7 million, which included $14.3 million of restructuring, exit and impairment charges.

For the third quarter of 2013, Brunswick reported net earnings from continuing operations of $57.4 million, or $0.61 per diluted share, compared with net earnings from continuing operations of $22.5 million, or $0.24 per diluted share, for the third quarter of 2012. The diluted earnings per share for the third quarter of 2013 included $0.03 per diluted share of restructuring, exit and impairment charges and a $0.05 per diluted share benefit from special tax items. The diluted earnings per share for the third quarter of 2012 included $0.16 per diluted share of restructuring, exit and impairment charges, $0.08 per diluted share of losses on early extinguishment of debt and a $0.02 per diluted share charge from special tax items.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $348.4 million at the end of the third quarter, down $80.3 million from year-end 2012 levels. This decrease primarily reflects net cash used for financing activities of $128.5 million and free cash flow of $71.1 million.

During the second quarter of 2013, the Company redeemed approximately $250 million of its 11.25 percent Senior Secured Notes due in 2016. The retirement of these notes was funded using the combination of the proceeds from the issuance of $150 million of 4.625 percent Senior Notes due 2021 and cash and marketable securities.

Net debt (defined as total debt, less cash and marketable securities) at the end of the third quarter was $116.1 million, a decrease of $27.0 million from year-end 2012 levels.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $511.1 million in the third quarter of 2013, up 2 percent from $503.5 million in the third quarter of 2012. International sales, which represented 34 percent of total segment sales in the quarter, increased by 3 percent. For the quarter, the Marine Engine segment reported operating earnings of $75.2 million. This compares with operating earnings of $74.5 million in the third quarter of 2012, which included $0.4 million of restructuring charges.

Sales increases in the quarter were led by the segment’s parts and accessories businesses, partially offset by declines in outboard engine sales, due to differences in backorder trends between years, as well as lower sales of sterndrive engines. The slight improvement in operating earnings is a result of higher sales, partially offset by an increase in investments for long-term growth.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 14 boat brands. The Boat segment reported net sales of $191.7 million for the third quarter of 2013, a decrease of 2 percent compared with $195.4 million in the third quarter of 2012. International sales, which represented 34 percent of total segment sales in the quarter, increased by one percent during the period. For the third quarter of 2013, the Boat segment reported an operating loss of $16.9 million, including restructuring charges of $2.6 million. This compares with an operating loss of $24.3 million in the third quarter of 2012, including restructuring charges of $13.8 million.

The decrease in sales resulted from wholesale shipment declines in the segment’s fiberglass sterndrive/inboard boat categories, reflecting the segment’s plan to further lower pipeline levels, particularly for larger boats. This decrease was mostly offset by sales growth in outboard boats. This unfavorable shift in sales mix, along with increased product development related costs, had a negative effect on the segment’s quarterly operating earnings. Partially offsetting these factors were lower restructuring, exit and impairment charges and benefits from successful cost reduction activities.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the third quarter of 2013 totaled $165.9 million, up 9 percent from $151.9 million in the third quarter of 2012. International sales, which represented 51 percent of total segment sales in the quarter, increased by 15 percent. For the quarter, the Fitness segment reported operating earnings of $25.3 million. This compares with operating earnings of $23.1 million in the third quarter of 2012.

The increase in sales reflected gains in international markets and growth to U.S. health club and hospitality customers, partially offset by the negative impact of lower sales to local and federal government customers. The increase in operating earnings in the third quarter of 2013, when compared with 2012, reflects the benefit from higher sales, partially offset by investments in growth initiatives.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers, bowling equipment and products, and billiards tables and accessories. Segment sales in the third quarter of 2013 totaled $72.8 million, down 2 percent compared with $74.5 million in the year-ago quarter. International sales, which represented 23 percent of total segment sales in the quarter, increased by 4 percent. For the quarter, the segment reported operating earnings of $1.0 million, including restructuring charges of $0.5 million. This compares with operating earnings of $3.2 million in the third quarter of 2012.

The reduction in revenues reflects an increase in sales in bowling products, which was more than offset by the impact of a reduced number of retail bowling centers, as well as lower U.S. equivalent retail center sales. The decrease in operating earnings in the third quarter of 2013, when compared with 2012, was due to higher restructuring charges, lower retail bowling sales and increased investments for long-term growth, partially offset by higher bowling products earnings.

2013 Outlook
“As a result of the solid performance in the first nine months of the year, as well as a lower than anticipated tax rate, we are increasing our expectation for 2013 diluted earnings per share from continuing operations, as adjusted, to a range of $2.65 to $2.70 per diluted share,” McCoy said.

“Our operating plans for the remainder of the year reflect a continuation of the uneven recovery in the U.S. powerboat market, with outboard boat and engine products and global parts and accessories businesses generating solid growth. Our assumptions continue to reflect unchanged market conditions in the fiberglass sterndrive/inboard boat category.

“We continue to target a 4 percent growth rate in overall revenue in 2013. Our current plan reflects a solid improvement in gross margin levels for the year. Looking forward, our organic growth platform will benefit from increased 2013 investments in capital projects and research and development programs, along with the SG&A to support them. As a result of these initiatives, full-year operating expenses, as a percentage of sales, are expected to be comparable to 2012 levels.

“For the full year, we expect to generate positive free cash flow generally consistent with prior year performance, in spite of significant increases in investment spending. Also, due to the successful execution of our debt reduction plan, 2013 net interest expense should be lower than 2012 by approximately $22 million,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - corporate and investor relations.

The call will be broadcast over the Internet at www.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (877) 546-5018 (passcode: Brunswick Q3). Callers outside of North America should call (857) 244-7550 (passcode: Brunswick Q3) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Thursday, Oct. 31, 2013, by calling (888) 286-8010 or international dial (617) 801-6888 (passcode: 87094568). The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may”, “could”, “expect”, “intend”, “plan”, “seek”, “estimate”, “believe”, “predict”, “potential” or “continue”. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including the impact of inflation and increased competition from Asian competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company’s information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company’s information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2012. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	September 28, 2013	September 29, 2012	% Change
Net sales	$892.4	$874.3	2%
Cost of sales	654.1	641.3	2%
Selling, general and administrative expense	143.1	135.5	6%
Research and development expense	28.5	26.5	8%
Restructuring, exit and impairment charges	3.1	14.3	-78%
Operating earnings	63.6	56.7	12%
Equity loss	(0.3)	(0.7)	-57%
Other income (expense), net	0.5	(0.5)	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	63.8	55.5	15%
Interest expense	(8.6)	(16.8)	-49%
Interest income	0.3	0.5	-40%
Loss on early extinguishment of debt	(0.3)	(7.5)	-96%
Earnings before income taxes	55.2	31.7	74%
Income tax provision (benefit)	(2.2)	9.2
Net earnings from continuing operations	57.4	22.5	NM

Net earnings (loss) from discontinued operations, net of tax	0.4	(20.5)	NM

Net earnings	$57.8	$2.0	NM

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$0.63	$0.25
Earnings (loss) from discontinued operations	0.00	(0.23)
Net earnings	$0.63	$0.02	NM

Diluted
Earnings from continuing operations	$0.61	$0.24
Earnings (loss) from discontinued operations	0.00	(0.22)
Net earnings	$0.61	$0.02	NM

Weighted average shares used for computation of:
Basic earnings (loss) per common share	91.3	89.8
Diluted earnings (loss) per common share	94.0	92.5

Effective tax rate from continuing operations	-4.0%	29.0%

Supplemental Information
Continuing Operations:
Operating earnings	$63.6	$56.7	12%
Restructuring, exit and impairment charges	3.1	14.3	-78%
Adjusted operating earnings	$66.7	$71.0	-6%

Earnings per common share:
Diluted earnings from continuing operations	$0.61	$0.24
Restructuring, exit and impairment charges from continuing operations (1)	0.03	0.16
Loss on early extinguishment of debt (1)	0.00	0.08
Special tax items	(0.05)	0.02
Diluted earnings from continuing operations, as adjusted	$0.59	$0.50	18%

NM = not meaningful

(1) The 2013 Restructuring, exit and impairment charges and Loss on early extinguishment of debt include a tax benefit, while the 2012 Restructuring, exit and impairment charges and Loss on early extinguishment of debt assume no tax benefit.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Nine Months Ended
	September 28, 2013	September 29, 2012	% Change
Net sales	$2,986.0	$2,887.8	3%
Cost of sales	2,184.2	2,132.7	2%
Selling, general and administrative expense	414.2	406.6	2%
Research and development expense	84.7	76.1	11%
Restructuring, exit and impairment charges	12.7	15.3	-17%
Operating earnings	290.2	257.1	13%
Equity loss	(1.3)	(3.1)	-58%
Other income, net	1.6	2.0	-20%
Earnings before interest, loss on early extinguishment of debt and income taxes	290.5	256.0	13%
Interest expense	(35.6)	(52.8)	-33%
Interest income	1.0	2.2	-55%
Loss on early extinguishment of debt	(32.7)	(11.9)	NM
Earnings before income taxes	223.2	193.5	15%
Income tax provision	31.6	30.0
Net earnings from continuing operations	191.6	163.5	17%

Net loss from discontinued operations, net of tax	(3.6)	(38.2)	-91%

Net earnings	$188.0	$125.3	50%

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$2.11	$1.82
Loss from discontinued operations	(0.04)	(0.42)
Net earnings	$2.07	$1.40	48%

Diluted
Earnings from continuing operations	$2.05	$1.77
Loss from discontinued operations	(0.04)	(0.41)
Net earnings	$2.01	$1.36	48%

Weighted average shares used for computation of:
Basic earnings (loss) per common share	91.0	89.7
Diluted earnings (loss) per common share	93.7	92.3

Effective tax rate from continuing operations	14.2%	15.5%

Supplemental Information
Continuing Operations:
Operating earnings	$290.2	$257.1	13%
Restructuring, exit and impairment charges	12.7	15.3	-17%
Adjusted operating earnings	$302.9	$272.4	11%

Earnings per common share:
Diluted earnings from continuing operations	$2.05	$1.77
Restructuring, exit and impairment charges from continuing operations (1)	0.12	0.17
Loss on early extinguishment of debt (1)	0.31	0.13
Special tax items	0.10	0.00
Diluted earnings from continuing operations, as adjusted	$2.58	$2.07	25%

NM = not meaningful

(1) The 2013 Restructuring, exit and impairment charges and Loss on early extinguishment of debt include a tax benefit, while the 2012 Restructuring, exit and impairment charges and Loss on early extinguishment of debt assume no tax benefit.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	September 28, 2013	September 29, 2012	% Change	September 28, 2013	September 29, 2012	% Change	September 28, 2013	September 29, 2012
Marine Engine	$511.1	$503.5	2%	$75.2	$74.5	1%	14.7%	14.8%
Boat	191.7	195.4	-2%	(16.9)	(24.3)	-30%	-8.8%	-12.4%
Marine eliminations	(49.1)	(51.0)	-4%	—	—
Total Marine	653.7	647.9	1%	58.3	50.2	16%	8.9%	7.7%

Fitness	165.9	151.9	9%	25.3	23.1	10%	15.3%	15.2%
Bowling & Billiards	72.8	74.5	-2%	1.0	3.2	-69%	1.4%	4.3%
Pension - non-service costs	—	—		(4.6)	(6.1)	-25%
Corp/Other	—	—		(16.4)	(13.7)	20%
Total	$892.4	$874.3	2%	$63.6	$56.7	12%	7.1%	6.5%

	Nine Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	September 28, 2013	September 29, 2012	% Change	September 28, 2013	September 29, 2012	% Change	September 28, 2013	September 29, 2012
Marine Engine	$1,664.6	$1,584.1	5%	$266.1	$227.3	17%	16.0%	14.3%
Boat	792.3	795.9	0%	0.1	4.9	-98%	0.0%	0.6%
Marine eliminations	(182.8)	(181.5)	1%	—	—
Total Marine	2,274.1	2,198.5	3%	266.2	232.2	15%	11.7%	10.6%

Fitness	482.9	452.3	7%	70.6	66.7	6%	14.6%	14.7%
Bowling & Billiards	229.0	237.0	-3%	17.5	20.0	-13%	7.6%	8.4%
Pension - non-service costs	—	—		(14.1)	(17.9)	-21%
Corp/Other	—	—		(50.0)	(43.9)	14%
Total	$2,986.0	$2,887.8	3%	$290.2	$257.1	13%	9.7%	8.9%

(1) Operating earnings (loss) in the third quarter of 2013 includes $3.1 million of pretax restructuring, exit and impairment charges. The $3.1 million charge consists of $2.6 million in the Boat segment and $0.5 million in the Bowling & Billiards segment. Operating earnings (loss) in the third quarter of 2012 includes $14.3 million of pretax restructuring, exit and impairment charges. The $14.3 million charge consists of $0.4 million in the Marine Engine segment, $13.8 million in the Boat segment and $0.1 million in the Fitness segment.

(2) Operating earnings (loss) in the first nine months of 2013 includes $12.7 million of pretax restructuring, exit and impairment charges. The $12.7 million charge consists of $10.0 million in the Boat segment, $2.0 million in the Bowling & Billiards segment and $0.7 million in Corp/Other. Operating earnings (loss) in the first nine months of 2012 includes $15.3 million of pretax restructuring, exit and impairment charges (gains). The $15.3 million charge consists of $3.0 million in the Marine Engine segment, $12.4 million in the Boat segment, $0.1 million in the Fitness segment, and $(0.2) million gain in Corp/Other.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions)

	September 28, 2013	December 31, 2012	September 29, 2012
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$326.1	$284.3	$310.3
Short-term investments in marketable securities	22.3	92.3	97.5
Total cash, cash equivalents and short-term investments in marketable securities	348.4	376.6	407.8
Restricted cash	13.0	13.0	20.0
Accounts and notes receivable, net	416.9	349.2	403.8
Inventories
Finished goods	356.2	363.3	320.2
Work-in-process	148.2	142.4	137.0
Raw materials	75.6	70.1	76.9
Net inventories	580.0	575.8	534.1
Deferred income taxes	18.9	18.8	15.0
Prepaid expenses and other	25.3	26.7	25.5
Current assets held for sale	—	—	54.5
Current assets	1,402.5	1,360.1	1,460.7

Net property	602.4	581.4	555.4

Other assets
Goodwill	291.5	291.7	291.4
Other intangibles, net	36.1	38.1	39.7
Long-term investments in marketable securities	—	52.1	47.6
Equity investments	41.1	42.4	42.3
Other long-term assets	43.3	58.4	59.8
Long-term assets held for sale	—	—	11.0
Other assets	412.0	482.7	491.8

Total assets	$2,416.9	$2,424.2	$2,507.9

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$4.6	$8.2	$6.8
Accounts payable	328.1	334.4	332.2
Accrued expenses	525.4	576.2	549.9
Current liabilities held for sale	—	18.4	19.1
Current liabilities	858.1	937.2	908.0

Long-term debt	459.9	563.6	590.9
Other long-term liabilities	809.6	842.8	820.4
Long-term liabilities held for sale	—	2.9	2.8
Shareholders' equity	289.3	77.7	185.8
Total liabilities and shareholders' equity	$2,416.9	$2,424.2	$2,507.9

Supplemental Information
Debt-to-capitalization rate	61.6%	88.0%	76.3%
Cash and cash equivalents	$326.1	$284.3	$310.3
Short-term investments in marketable securities	22.3	92.3	97.5
Long-term investments in marketable securities	—	52.1	47.6
Total cash and marketable securities	$348.4	$428.7	$455.4

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Nine Months Ended
	September 28, 2013	September 29, 2012
Cash flows from operating activities
Net earnings	$188.0	$125.3
Less: net loss from discontinued operations, net of tax	(3.6)	(38.2)
Net earnings from continuing operations	191.6	163.5
Depreciation and amortization	64.7	67.7
Pension funding, net of expense	(11.9)	(23.8)
Gains on sale of property, plant and equipment, net	(6.0)	(3.2)
Other long-lived asset impairment charges	3.4	9.2
Deferred income taxes	(5.1)	8.3
Loss on early extinguishment of debt	32.7	11.9
Changes in certain current assets and current liabilities	(129.1)	(124.2)
Income taxes	13.1	6.0
Other, net	4.3	19.7
Net cash provided by operating activities of continuing operations	157.7	135.1
Net cash used for operating activities of discontinued operations	(33.5)	(28.4)
Net cash provided by operating activities	124.2	106.7

Cash flows from investing activities
Capital expenditures	(96.1)	(65.8)
Purchases of marketable securities	(21.6)	(157.4)
Sales or maturities of marketable securities	143.1	179.6
Investments	(0.3)	2.4
Proceeds from the sale of property, plant and equipment	8.2	18.6
Other, net	1.3	3.0
Net cash provided by (used for) investing activities of continuing operations	34.6	(19.6)
Net cash provided by (used for) investing activities of discontinued operations	11.5	(2.8)
Net cash provided by (used for) investing activities	46.1	(22.4)

Cash flows from financing activities
Net (payments) issuances of short-term debt	(1.7)	0.8
Net proceeds from issuances of long-term debt	146.6	—
Payments of long-term debt including current maturities	(258.5)	(103.2)
Net premium paid on early extinguishment of debt	(24.6)	(11.0)
Net proceeds from stock compensation activity, including excess tax benefits	9.7	1.2
Net cash used for financing activities of continuing operations	(128.5)	(112.2)
Net cash used for financing activities of discontinued operations	—	—
Net cash used for financing activities	(128.5)	(112.2)

Net increase (decrease) in cash and cash equivalents	41.8	(27.9)
Cash and cash equivalents at beginning of period	284.3	338.2
Cash and cash equivalents at end of period	$326.1	$310.3

Supplemental Information
Free Cash Flow
Net cash provided by operating activities of continuing operations	$157.7	$135.1

Net cash provided by (used for):
Capital expenditures	(96.1)	(65.8)
Proceeds from the sale of property, plant and equipment	8.2	18.6
Other, net	1.3	3.0
Total free cash flow	$71.1	$90.9